NEWS RELEASE


                                                                    Exhibit 99.1

CONTACT: PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO (847) 391-0566



      LITTELFUSE ANNOUNCES SONG LONG ACQUISITION AND IRELAND PLANT SHUTDOWN

DES PLAINES, ILLINOIS, JUNE 21, 2006.....Littelfuse, Inc. (Nasdaq/NMS/LFUS)
today announced it has signed a definitive agreement to acquire the assets of Song Long Electronics Co., Ltd., headquartered in Taiwan, for $5.5 million in cash. Song Long manufactures metal oxide varistors at its facility in Dongguan, China. The company has annual sales of approximately $5.5 million, including $2 million of sales to Littelfuse.

"This is an important strategic move for Littelfuse," said Gordon Hunter, Chief Executive Officer. "Littelfuse's broad, high-quality varistor product offering is currently hampered by a cost position in Ireland that is not competitive with today's global market. The Song Long acquisition provides a high-quality, low-cost China manufacturing platform to which we will transfer this product line over the next two years."

"Song Long has been a supplier partner to Littelfuse for the past five years. Over that period, we have developed a strong working relationship with Song Long's talented management team and have been impressed with their skilled workforce. Their dedication to quality and customer service will be valuable assets for Littelfuse," added Hunter.

The downsizing and ultimate closure of the Ireland facility will result in pre-tax restructuring charges of approximately Euros 14.3 million or about $18 million at today's exchange rate. The cash outflows for this restructuring will occur largely in 2007 and 2008, but in accordance with accounting guidelines, the entire charge of approximately $0.53 per share will be booked in the second quarter of 2006. Cost savings related to the move of the varistor line are expected to begin in 2007 and reach an annual run rate of at least $10 million by the end of 2008.

"This acquisition is another step forward in our strategy to expand our operations in Asia in order to be closer to current and potential customers, ensure a competitive cost position and participate in the growth of the entire region," said Hunter.

                                    - more -

"The decision to move production from Ireland was difficult, especially because of the many employees at this facility who have contributed to our successful growth. However, we believe this step is in the best interest of our company, our customers and our shareholders over the long term," added Hunter.

Conference Call Webcast Information
Littelfuse management will host a conference call on Thursday, June 22 at 9:00 a.m. Central/10:00 a.m. Eastern time to discuss these announcements. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2006, and can be accessed through the Web site listed above.

About Littelfuse
As the worldwide leader in circuit protection products and solutions with annual sales of $467.1 million in 2005, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann(R) and Pudenz(R) brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S. For more information, please visit Littelfuse's web site at www.littelfuse.com.

--------------------------------------------------------------------------------
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.
Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.
--------------------------------------------------------------------------------


                                      # # #